                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X]  Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            RMH TELESERVICES, INC.
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                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                             RMH TELESERVICES, INC.
                                40 MORRIS AVENUE
                              BRYN MAWR, PA 19010

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD ON TUESDAY
                               FEBRUARY 25, 1997

To the Shareholders:

     The Annual Meeting of Shareholders of RMH Teleservices, Inc. (the "Company") will be held at 10:00 A.M. on Tuesday, February 25, 1997 at the Adam's Mark Hotel, City Line Avenue and Monument Road, Philadelphia, Pennsylvania for the following purposes:

          1. To elect two directors who shall hold office until the 2000 Annual Meeting of Shareholders.

          2. To ratify the selection of Arthur Andersen LLP as the Company's independent auditors for fiscal year 1997.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on January 10, 1997 will be entitled to notice of, and to vote at, the meeting and any adjournment or adjournments thereof.

     Information concerning the matters to be acted upon at the meeting is set forth in the accompanying Proxy Statement.

     All shareholders are cordially invited to attend the meeting in person. HOWEVER, TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. Any shareholder attending the meeting may vote in person even if he or she returned a proxy. In any event, you remain entitled to revoke your proxy at any time before it is exercised. A copy of the Company's Annual Report is also enclosed.

                                          Sincerely,

                                          MARYSUE LUCCI
                                          Secretary
Bryn Mawr, Pennsylvania
January 17, 1997

                                      LOGO
                             RMH TELESERVICES, INC.
                                40 MORRIS AVENUE
                         BRYN MAWR, PENNSYLVANIA 19010
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                 SOLICITATION OF PROXY, REVOCABILITY AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of RMH Teleservices, Inc., a Pennsylvania corporation (the "Company"), for use at the Annual Meeting of Shareholders (the "meeting") to be held at the Adam's Mark Hotel, City Line Avenue and Monument Road, Philadelphia, Pennsylvania at 10:00 AM on Tuesday, February 25, 1997. Only shareholders of record on January 10, 1997 will be entitled to notice of, and to vote at, the meeting. Each share of the Company's Common Stock, without par value ("Common Stock"), outstanding on the record date is entitled to one vote on each matter to be considered.

     This Proxy Statement, the foregoing notice and the accompanying proxy are first being mailed to shareholders on or about January 17, 1997.

     The Board of Directors does not intend to bring any matter before the meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned prior to voting at the meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted "FOR" the nominees of the Board of Directors in the election of two directors each of whose term of office will extend until the 2000 Annual Meeting of Shareholders and until his successor is duly elected and qualified, and "FOR" the approval of Arthur Andersen LLP as the Company's independent auditors for the current fiscal year ending September 30, 1997 ("fiscal 1997").

     Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the meeting and voting in person.

QUORUM AND VOTING

     At the close of business on January 10, 1997, the record date, the Company had outstanding 8,120,000 shares of Common Stock.

     The presence, in person or by proxy, of shareholders entitled to cast a majority of the votes which shareholders are entitled to cast on each matter to be voted upon at the meeting will constitute a quorum as to each such matter. In the event that the meeting is adjourned for one or more periods aggregating at least fifteen days due to the absence of a quorum, those shareholders entitled to vote who attend the adjourned meeting, although less than a quorum as described in the preceding sentence, shall constitute a quorum for the purpose of acting upon any matter set forth in the foregoing notice.

     In the election of directors, the two nominees receiving a plurality of the votes cast at the meeting shall be elected. Approval of all other proposals to be submitted to shareholders in accordance with the foregoing notice of the meeting and as set forth in this Proxy Statement requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to the proposal to ratify the selection of independent auditors, only those cast "For" or "Against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting. In the election of directors, shareholders shall not have cumulative voting rights.

SOLICITATION

     The Company will bear the entire cost of preparing, assembling, printing and mailing this proxy statement, the accompanying proxy, and any additional material which may be furnished to shareholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in their names. The solicitation of proxies will be made by the use of the mails and through direct communication with certain shareholders or their representatives by officers, directors and employees of the Company, who will receive no additional compensation therefor. The Company has engaged StockTrans, Inc., the transfer agent for the Common Stock, to solicit proxies and distribute materials to brokerage houses, banks, custodians and other nominee holders. The Company will pay StockTrans, Inc. approximately $4,000 for these services.

                               SECURITY OWNERSHIP

     The following table shows information concerning the beneficial ownership of the Common Stock as of November 30, 1996 by (i) each director and nominee,
(ii) each executive officer named in the Summary Compensation Table appearing elsewhere in this proxy statement and employed by the Company as of September 30, 1996, (iii) all directors, nominees and executive officers as a group, and
(iv) each person who is known to the Company to be the beneficial owner of more than 5% of the Common Stock. The number of shares beneficially owned by each person is determined under the rules of the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares which the person has the right to acquire within 60 days of November 30, 1996 through the exercise of any stock option.

                                                               NUMBER OF SHARES          PERCENT OF
                                                               OF COMMON STOCK          COMMON STOCK
    EXECUTIVE OFFICERS, DIRECTORS AND BENEFICIAL OWNERS       BENEFICIALLY OWNED     BENEFICIALLY OWNED
------------------------------------------------------------  ------------------     ------------------
Advanta Partners LP(1)......................................       2,658,456                32.7%
Mitchell L. Hollin(1)(2)....................................       2,658,456                32.7%
William A. Rosoff(1)(3).....................................       2,658,456                32.7%
MarySue Lucci(4)............................................       1,885,300                23.2%
Raymond J. Hansell(4).......................................       1,885,300                23.2%
Michael J. Scharff..........................................           1,000                   *
Herbert Kurtz...............................................             500                   *
Derek Lubner(5).............................................             -0-                 -0-
David P. Madigan............................................             300                   *
All Executive Officers and Directors as a Group,
  (12 persons)(2)(3)(4)(5)..................................       4,546,556                55.9%

---------------
 *  Less than 1%

(1) The address of Advanta Partners LP ("Advanta Partners") is Welsh & McKean Roads, P.O. Box 844, Spring House, PA 19477-0844.

(2) Includes 2,658,456 shares of Common Stock owned by Advanta Partners, of which Mr. Hollin is a Managing Director. Mr. Hollin disclaims beneficial ownership of these shares.

(3) Includes 2,658,456 shares of Common Stock owned by Advanta Partners. Mr. Rosoff is Vice Chairman of Advanta Corp. ("Advanta"), wholly-owned subsidiaries of which are the sole general partner and a limited partner of Advanta Partners. Mr. Rosoff disclaims beneficial ownership of these shares.

(4) Includes 932,900 shares of Common Stock owned directly by Mr. Hansell and 950,000 shares owned directly by Ms. Lucci and 2,400 shares owned by the children of Mr. Hansell and Ms. Lucci. Their address is c/o RMH Teleservices, Inc., 40 Morris Avenue, Bryn Mawr, PA 19010.

(5) Mr. Lubner is the nominee of Glengar International Investments Limited ("Glengar") pursuant to a shareholders' agreement. As of November 30, 1996, Glengar was the beneficial owner of 126,315 shares of Common Stock.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS

     The bylaws of the Company provide for a Board of Directors (the "Board") consisting of three classes, with each class being as equal in number as possible. At each annual meeting of shareholders, directors are elected for a full term of three years to succeed directors whose terms are expiring. The Board has nominated William A. Rosoff and David P. Madigan to serve as directors until their respective successors in office have been duly qualified and elected. Messrs. Rosoff and Madigan are currently serving as directors and each has indicated a willingness to continue to serve as a director. Mr. Rosoff is currently the Chairman of the Board of Directors and has indicated his willingness to continue to serve in such capacity. Mr. Rosoff was elected a Director and Chairman by the Board of Directors to fill out the unexpired term of Anthony P. Brenner, who resigned from the Board of Directors as of January 8, 1997. In the event that Mr. Rosoff and/or Mr. Madigan become unavailable to accept nomination or election as a director, the persons named in the enclosed proxy will vote the shares which they represent for the election of such other persons as the Board of Directors may recommend, unless the Board of Directors reduces the number of directors.

     Proxies for holders of Common Stock executed on the enclosed form will be voted, in the absence of other instructions, "FOR" the election of Mr. Rosoff and Mr. Madigan.

     Set forth below, with respect to each nominee for Director and each Director continuing in office, is the name, age, the time period during which he has served as a Director of the Company and his principal occupation or employment and business affiliations at present and during the past five years.

NOMINEES FOR TERMS EXPIRING IN 2000

     WILLIAM A. ROSOFF, age 53, was elected as a Director and Chairman of the Board of Directors in January 1997. Mr. Rosoff is Vice Chairman and a Director of Advanta, a diversified financial services company. Prior to joining Advanta in January 1996, Mr. Rosoff was, for more than five years, a long-time partner of the law firm of Wolf, Block, Schorr and Solis-Cohen, which currently provides legal services to the Company. While at Wolf, Block, Schorr and Solis-Cohen, Mr. Rosoff served as Chairman of its Executive Committee and, immediately prior to joining Advanta, as member of its Executive Committee and Chairman of its Tax Department. Mr. Rosoff is a trustee of Atlantic Realty Trust.

     DAVID P. MADIGAN, age 57, was elected as a Director of the Company effective September 1996. Mr. Madigan is Senior Vice President and Chief Operations Officer of Personal Lines Direct Marketing Operations for CNA Insurance Companies. From 1989 until he joined CNA in October 1994, Mr. Madigan served as a Senior Vice President of the Mutual Assurance Company, an underwriter of property and casualty insurance, and from March 1992 to October 1994, he also served as President and Chief Executive Officer of American Loyalty Insurance Company, a wholly-owned subsidiary of The Mutual Assurance Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR NOMINEES LISTED ABOVE.

DIRECTORS CONTINUING IN OFFICE

  Term Expiring in 1998

     MITCHELL L. HOLLIN, age 34, was elected to the Company's Board of Directors in May 1996. Mr. Hollin has been a Managing Director of Advanta Partners, the venture capital affiliate of Advanta, since its founding in May 1994. Prior to that time, Mr. Hollin was a Partner and Vice President of Cedar Point Partners LP, an independent private equity investment firm, which he joined in 1991.

     HERBERT KURTZ, age 70, was elected a Director of the Company effective September 1996. Since July 1996 he has been an independent consultant. From 1984 until July 1996, Mr. Kurtz was the Chief Operating Officer of Cynwyd Investments, a real estate management and development firm. From 1983 until joining Cynwyd in 1984, Mr. Kurtz was a partner in Asher & Company Ltd., the Company's independent auditors prior to its fiscal year ended September 30, 1996 ("fiscal 1996"). Mr. Kurtz no longer has any affiliation with Asher & Company Ltd. From 1981 to 1983, Mr. Kurtz was Chairman and Chief Executive Officer of Ups 'n Downs, a retail clothing firm and subsidiary of Tootal Ltd., a company listed on the London Stock Exchange. From 1961 to 1980, Mr. Kurtz served in a number of executive positions, in his final years as Chief Operating Officer and Director, with Rockower Brothers, Inc., a retail clothing firm then listed on the New York Stock Exchange.

     MARYSUE LUCCI, age 48, has served as the Company's President since November 1994 and Chief Operating Officer since December 1995, prior to which she has served as an Executive Vice President for more than five years and as the Company's Treasurer from the Company's founding in 1983 until November 1994. Ms. Lucci also has acted as a Director and the Secretary of the Company since its founding in 1983. Ms. Lucci was recently a recipient of the 1996 Distinguished Women in Telemarketing Award by Telemarketing Magazine. From 1981 to 1983, Ms. Lucci was Vice President of New Product Publications Development for Clement Communications, a national business marketing publisher. From 1969 to 1981, Ms. Lucci was employed by Colonial Penn Insurance Company, a leading direct marketer of insurance products, where she managed marketing, training and customer service functions, most recently as a Vice President.

  Term Expiring in 1999

     RAYMOND J. HANSELL, age 47, currently serves as Vice Chairman and Chief Executive Officer of the Company. From November 1994 until the Company's recapitalization in May 1996 (the "Recapitalization"), Mr. Hansell served as the Chairman of the Board of Directors of the Company and from the Company's founding in 1983 until November 1994, he served as the Company's President. Mr. Hansell has been an active industry leader and served on the operating committee of the Direct Marketing Association's Telephone Marketing Council from 1993 to 1995. Mr. Hansell was named a Top Ten Telepro by Teleprofessional Magazine in October 1995 for his contributions to the industry. Prior to co-founding the Company, Mr. Hansell served in various managerial sales and marketing positions at Shared Medical Systems, NCR and Automatic Data Processing.

     Mr. Hansell and Ms. Lucci are husband and wife.

     DEREK LUBNER, age 33, was elected to the Company's Board of Directors in May 1996 as the nominee of Glengar. Since June 1995, Mr. Lubner has managed the marketing operations of a leisure business and is based in England. From June 1993 to June 1995, Mr. Lubner served as a director of Two Heads Publishing, a book publisher based in England. Prior to joining Two Heads Publishing, Mr. Lubner served as marketing coordinator of Belron International, a windshield replacement company headquartered in England.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors of the Company held a total of two meetings during the fiscal year 1996. In addition, the Board of Directors adopted resolutions by unanimous consent five times during fiscal 1996. Each member of the Board of Directors attended at least 75% of the meetings of the Board and Board Committees of which he was a member during fiscal 1996.

     The Board of Directors has an Audit Committee, a Compensation Committee and a Stock Option Committee.

     The Audit Committee of the Board of Directors presently consists of Messrs. Hollin, Kurtz and Madigan. It held two meetings during fiscal 1996. The Audit Committee recommends the engagement of the Company's independent accountants and is primarily responsible for approving the services performed by the Company's independent accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

     The Compensation Committee of the Board of Directors presently consists of Messrs. Rosoff, Hollin, Kurtz and Madigan. The Committee reviews and recommends compensation and compensation changes for executives of the Company and the Board of Directors.

     The Stock Option Committee of the Board of Directors presently consists of Messrs. Rosoff, Hollin, Hansell and Ms. Lucci. The Stock Option Committee is responsible for reviewing and recommending grants to non-executive officers and employees under the Company's 1996 Stock Incentive Plan. Actual grants are approved by the full Board of Directors.

     The Company has no other committees of the Board of Directors.

COMPENSATION OF DIRECTORS

     The Company's directors, other than Messrs. Hansell, Hollin and Rosoff and Ms. Lucci are entitled to receive a fee of $2,500 for attendance at each quarterly meeting and a fee of $750 for attendance at each special meeting of the Board of Directors. In addition, each currently serving director, other than Messrs. Hansell, Hollin and Rosoff and Ms. Lucci, received options to purchase 3,000 shares of Common Stock in fiscal 1996 and when elected will be awarded options to purchase 2,000 shares of Common Stock each fiscal year thereafter. Such options have an exercise price equal to the market value of the Common Stock on the date of grant, have a term of ten years and vest in equal amounts on the first three anniversaries of the date of grant.

                                   PROPOSAL 2

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected Arthur Andersen LLP, independent accountants, to audit the consolidated financial statements of the Company for fiscal 1997 and recommends that the shareholders vote for ratification of such appointment. If the shareholders do not ratify this appointment, the Board of Directors will reconsider its selection. A representative of Arthur Andersen LLP is expected to be present at the meeting and will have the opportunity to make a statement if desired and is expected to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee of the Board of Directors, consists entirely of non-employee directors, currently Messrs. Rosoff, Hollin, Kurtz and Madigan. The Committee is responsible for reviewing and approving the Company's compensation policies and the compensation paid to executive officers. The Company first established the Compensation Committee in October 1996 after the completion of the initial public offering. Thus the Compensation Committee did not have a role in establishing executive compensation policies in fiscal 1996. The Company's compensation policies are and will continue to be structured to enable the Company to attract, retain and motivate highly qualified executive officers to contribute to the Company's goals and objectives and its overall financial success. In determining executive compensation, the Compensa-tion Committee will review and evaluate information supplied by management and will base decisions both on the Company's performance and on the individual's contribution and performance. The compensation of executive officers includes salary and incentive compensation.

  Salary

     Prior to the Recapitalization, salaries of executive officers were established by management with the goal of rewarding individual contributions to the Company's success and attracting and retaining highly qualified executives. Since May 1996 the salaries and bonuses paid to Mr. Hansell, the Company's Chief Executive Officer, and to Ms. Lucci, the Company's Chief Operating Officer, have been governed by the terms of their employment agreements. See "Executive Compensation -- Employment Agreements." The Compensation Committee will review the salary of each other executive officer in relation to the previous salaries and with regard to general industry conditions or trends. The salaries will continue to be set at levels intended to reward achievement of individual and company goals and to motivate and retain highly qualified executives whom the Compensation Committee believes are important to the continued success of the Company. While the Compensation Committee's decisions will be primarily subjective rather than based on formulas, the Compensation Committee will consider various measures of the financial condition of the Company in absolute terms and in relation to internal performance goals.

  Incentive Compensation

     The Compensation Committee believes that incorporating annual incentive compensation into the total compensation of executive officers encourages the executives to have the common goal of achieving the Company's economic and strategic objectives. As with salary considerations, the Compensation Committee bases its decisions regarding incentive compensation, which may take the form of cash bonuses or grants of stock options, on both corporate and individual performance. Grants to executive officers under the Company's 1996 Stock Incentive Plan are approved by action of the Board of Directors based upon recommendations of the Compensation Committee. During fiscal 1996, most incentive compensation paid to the executive officers was in the form of cash bonuses. Immediately prior to the initial public offering in September 1996, the Board authorized the issuance of stock options to all executive officers other than Mr. Hansell and Ms. Lucci. The Compensation Committee believes that these grants will provide certain stock incentives to these officers in future years and were determined with consideration either given to the executives' performance prior to the Company going public or the Company's ability to recruit and retain such executives on a prospective basis. The options become exercisable in equal annual installments over a five year period and terminate shortly after termination of employment. As a result, these executives have incentive to remain in the employ of the Company for a substantial period of time and their interests are aligned with outside shareholders. Given Mr. Hansell's and Ms. Lucci's relatively substantial holdings of Common Stock, the Compensation Committee believes that the incentive compensation component for fiscal 1996 was most appropriately paid solely in the form of cash bonuses.

  Summary

     As described above, the Compensation Committee believes that its policies and actions have, and will continue to, motivate and reward the executive officers who contribute to the Company's financial performance and increase the Company's value to shareholders.

                            COMPENSATION COMMITTEE:

William A. Rosoff      Herbert Kurtz
Mitchell L. Hollin     David P. Madigan

SUMMARY OF EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to compensation paid or accrued by the Company for fiscal year 1996 to the Company's Chief Executive Officer and to each of the other executive officers of the Company whose salary and bonus for fiscal 1996 exceeded $100,000 for all services rendered in all capacities to the Company (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                                  LONG-TERM
                                                                                             COMPENSATION AWARDS
                                                                                      ---------------------------------
                                                     ANNUAL COMPENSATION
                                          -----------------------------------------         (g)
                                  (b)                                     (e)           SECURITIES            (i)
              (a)                FISCAL     (c)         (d)          OTHER ANNUAL       UNDERLYING         ALL OTHER
  NAME AND PRINCIPAL POSITION     YEAR     SALARY      BONUS        COMPENSATION($)   OPTIONS/SARS(#)   COMPENSATION(2)
-------------------------------  ------   --------   ----------     ---------------   ---------------   ---------------
Raymond J. Hansell.............    1996   $364,615   $3,000,000(1)        -0-                 -0-           $ 7,585
  Vice Chairman                    1995    159,895      368,727           -0-                 -0-             6,070
  and Chief Executive Officer      1994    139,768      175,570           -0-                 -0-             5,691

MarySue Lucci..................    1996   $216,282   $3,000,000(1)        -0-                 -0-           $ 9,202
  President                        1995    159,895       63,464           -0-                 -0-             7,767
  and Chief Operating Officer      1994    139,768      175,570           -0-                 -0-             7,302

Michael J. Scharff.............    1996   $135,897   $    8,800           -0-              20,000           $ 6,430
  Executive Vice President         1995     89,343       11,453           -0-                 -0-             5,617
                                   1994     79,058        6,453           -0-                 -0-             4,531

---------------
(1) Represents the one-time lump sum payment made in connection with the successful completion of the Company's initial offering.

(2) Represents the amount in premiums paid by the Company with respect to a life insurance for the benefit of the referenced officer and the amount contributed by the Company to the 401(k) account of the referenced officer.

EMPLOYMENT AGREEMENTS

     In connection with the Recapitalization in May 1996, the Company entered into an employment agreement with Mr. Hansell providing for Mr. Hansell's employment as Chief Executive Officer of the Company. The initial term of the agreement is to expire on May 31, 1999; however, the agreement will be extended for an additional two years unless either party provides notice of termination to the other at least 180 days before the expiration of such term. At any time during the extended term, either party may terminate upon 180 days' notice. Under the terms of the employment agreement, Mr. Hansell is to be paid an annual salary of $200,000, which will be adjusted annually to reflect increases in the consumer price index. The employment agreement also entitled Mr. Hansell to a discretionary annual bonus and a one-time lump sum payment of $3.0 million subsequent to the Company's completion of its initial public offering, which amount has been paid in full. In addition, in the event Mr. Hansell's employment is terminated without cause (as defined in the agreement), the Company is obligated to continue to pay Mr. Hansell's annual salary, fringe benefits and all other compensation and benefits other than the discretionary bonus, as such amounts would have accrued through the end of the initial term of the agreement or, if such termination occurs during the extended term of the agreement, through the end of such term. The employment agreement contains provisions regarding the protection of confidential information and assignment of inventions to the Company, and a covenant not to compete from the date of the agreement until the later to occur of the seventh anniversary thereof or the second anniversary of Mr. Hansell's termination for any reason.

     The Company has also entered into an employment agreement with Ms. Lucci providing for her employment with the Company as President and Chief Operating Officer. The terms of Ms. Lucci's employment agreement are otherwise substantially identical to those contained in Mr. Hansell's employment agreement.

1996 STOCK INCENTIVE PLAN

     Under the Company's 1996 Stock Incentive Plan (the "Plan"), a variety of awards, including stock options, stock appreciation rights and restricted and unrestricted stock grants may be made to the Company's employees, officers, consultants and advisors who are expected to contribute to the Company's future growth and success. There are 950,000 shares of Common Stock reserved for issuance under the Plan. The Compensation Committee will administer the Plan and determine the price and other terms upon which awards shall be made. Stock options may be granted either in the form of incentive stock options or non-statutory stock options. The option exercise price of incentive stock options may not be less than the fair market value of the Common Stock on the date of the grant. While the Company currently anticipates that most grants under this Plan will consist of stock options, the Company may grant stock appreciation rights, which represent rights to receive any excess in value of shares of Common Stock over the exercise price; restricted stock awards, which entitle recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or a part of such shares at their purchase price in the event that the conditions specified in the award are not satisfied; or unrestricted stock awards, which represent grants of shares to participants free of any restrictions under the Plan. Options or other awards that are granted under the Plan but expire unexercised are available for future grants. Options to purchase 278,200 shares of Common Stock have been granted under the Plan to employees and directors (other than Mr. Hansell and Ms. Lucci and affiliates of Advanta Partners) at an exercise price equal to the initial public offering price per share and a vesting schedule that is dependent upon the option holders' tenure with the Company.

     The following table shows the number of options granted to the Company's Named Executive Officers during fiscal 1996:

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                                                                             POTENTIALLY
                                                                                             REALIZABLE
                                                                                          VALUE AT ASSUMED
                                                                                           RATES OF STOCK
                                                                                         PRICE APPRECIATION
                                  INDIVIDUAL GRANTS                                      FOR OPTION TERM(1)
--------------------------------------------------------------------------------------   -------------------
                                         (b)
                                      NUMBER OF       (c)                                  (f)        (g)
                                      SECURITIES   % OF TOTAL      (d)                      AT         AT
                                      UNDERLYING   GRANTED TO   EXERCISE                    5%        10%
                                       OPTIONS/    EMPLOYEES     OR BASE       (e)        ANNUAL     ANNUAL
                (a)                      SARS      IN FISCAL    PRICE PER   EXPIRATION    GROWTH     GROWTH
                NAME                   GRANTED        YEAR        SHARE      DATE(2)       RATE       RATE
------------------------------------  ----------   ----------   ---------   ----------   --------   --------
Michael J. Scharff..................    20,000        7.35%      $ 12.50       9/18/06   $157,223   $398,436

---------------
(1) The potential realizable values are based on an assumption that the stock price of the shares of Common Stock appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code of 1986, as amended, and any applicable state laws, or option provisions providing for termination of an option following termination of employment, nontransferability, or vesting over periods of up to five years. These amounts are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future growth of the price of the Common Stock.

(2) Options granted to Michael J. Scharff were granted on September 18, 1996. One half of the options becomes exercisable on the six-month anniversary of the date of grant and the balance becomes exercisable in five equal installments of 2,000 each on the first, second, third, fourth and fifth anniversaries of the date of grant.

     The following table shows the number of exercised and unexercised options and the value of exercised and unexercised in-the-money options held by Named Executive Officers as of September 30, 1996.

                     VALUE OF OPTIONS AT SEPTEMBER 30, 1996

                                                                                    VALUE OF UNEXERCISED
                            NUMBER OF UNEXERCISED                                  IN-THE-MONEY OPTIONS AT
                        OPTIONS AT SEPTEMBER 30, 1996                               SEPTEMBER 30, 1996(1)
------------------------------------------------------------------------------   ---------------------------
                      NAME                         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------------------------------  -----------   -------------   -----------   -------------
Michael J. Scharff...............................      -0-           20,000          -0-          $45,000

---------------
(1) The closing price of the Company's Common Stock on the Nasdaq Stock Market on September 30, 1996 was $14.75 per share.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of its Common Stock, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of the Company's Common Stock. Executive officers, directors and ten percent shareholders are required by SEC regulations to furnish the Company with a copy of all Section 16(a) forms ("Forms 3, 4, and 5") that they file. To the Company's knowledge, based solely on a review of copies of the Forms 3, 4 and 5 furnished to the Company and written representations as to all transactions in the Company's securities effected during the period from January 1, 1995 through December 31, 1995, all applicable Section 16(a) filing requirements were complied with, except that Initial Reports on Form 3 for all reporting persons were received for filing by the SEC one day after the due date of such reports.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RECAPITALIZATION

  General

     On May 24, 1996, the Company completed the Recapitalization as provided under the terms of a Recapitalization and Stock Purchase Agreement (the "Recapitalization Agreement"). In accordance with the Recapitalization
Agreement: (i) the Company redeemed 8,500,000 shares of the Class A Common Stock held by the Mr. Hansell and Ms. Lucci (collectively, the "Founders") at an aggregate redemption price consisting of (A) $16 million (as adjusted as described below) in cash (the "Initial Cash Redemption Price"), (B) a 6% subordinated Promissory Note due May 2004 of the Company in favor of the Founders in the initial principal amount of $3.0 million (subject to increase as set forth below) (the "Founders' Note") and (C) 1,000,000 shares of Series A Preferred Stock of the Company with a stated value of $1.00 per share; (ii) Advanta Partners purchased 1,594,112 shares of Class A Common Stock (which became Common Stock upon completion of the initial public offering) and 1,279,573 shares of Class B Common Stock for an aggregate purchase price of $2,873,685 and 6,226,316 shares of Series B Preferred Stock for an aggregate purchase price of $6,226,316; and (iii) Glengar purchased 126,315 shares of Class A Common Stock for an aggregate purchase price of $126,315 and 273,684 shares of Series B Preferred Stock for an aggregate purchase price of $273,684. Total amounts due on account of interest and dividends paid to the Founders, Advanta Partners and Glengar pursuant to the Founders' Note, the Series A Preferred Stock and the Series B Preferred Stock from May 24, 1996 through the date of their conversion or redemption (which was September 18, 1996 with respect to the Founder's Note and Series A Preferred Stock and September 30, 1996 with respect to the Series B Preferred Stock) was $1,177,361, $33,923 and $274,436, respectively. In connection with the Recapitalization, the Company entered into a credit facility with The Chase Manhattan Bank (the "Bank") under which it initially borrowed $11.2 million to finance the Initial Cash Redemption Price and repay certain indebtedness of the Company. The Company also issued a warrant to the Bank in connection with such transaction.

     On May 23, 1996, the Company distributed to the Founders as a dividend $4.6 million in accounts receivable, which were substantially all of the Company's outstanding accounts receivable. In connection with this distribution, the Company agreed to use its best efforts to collect such accounts receivable, without fee or commission, and remit the proceeds of such accounts receivable to the Founders. At September 30, 1996, the Company had collected and remitted $4,501,870 to the Founders.

  Post-Closing Adjustments to Redemption Price

     Under the terms of the Recapitalization Agreement, the Initial Cash Redemption Price was subject to increase or decrease by the amount that actual working capital on May 24, 1996 and actual capital expenditures of the Company for the period from October l, 1995 through May 24, 1996 are determined to have been greater or less than specified targets for such measures (the "Redemption Price Adjustment"). In August 1996, the Company paid $436,980 to the Founders in full satisfaction of the Redemption Price Adjustment. In addition, the principal amount of the Founders' Note was subject to an increase of $1.0 million as a result of the Company's adjusted earnings for the period May 24, 1996 through September 30, 1996 meeting a defined level.

 Exchange of Founders' Note and Series A Preferred Stock; Conversion of Class B Common Stock

     The Company and the Founders agreed that the Founders' Note and Series A Preferred Stock would be exchanged for 400,000 shares of Common Stock upon the completion of the Company's initial public offering. For this purpose, it was agreed that the $1.0 million increase in the Founders' Note would be included in the principal amount of the Founders' Note regardless of whether the defined earnings level was met and the Series A Preferred Stock would be valued at its $1.0 million stated value. Accrued and unpaid interest on the Founders' Note and dividends on the Series A Preferred Stock was paid in cash in the manner described above. See "-- Recapitalization -- General." In addition, Advanta Partners and Glengar converted all shares of Class B Common Stock, which were non-voting shares, into Common Stock on a one-for-one basis upon the completion of the Company's initial public offering.

  Indemnification

     In connection with the Recapitalization, the Founders, on the one hand, and Advanta Partners, Glengar and the Company, on the other hand, agreed to indemnify each other against any loss suffered by the indemnified parties related to the breach of any representation or warranty or non-fulfillment of any covenant or agreement set forth in the Recapitalization Agreement. The indemnification obligations apply only if the indemnifiable losses exceed $100,000 and are limited to an aggregate of $4.6 million (except for losses resulting from breaches by the Founders of representations, warranties and covenants with respect to tax matters). The representations and warranties expire on May 24, 1998, except for those made by the Founders regarding taxes which survive until the expiration of applicable statutes of limitations.

  Fees to Advanta Partners; Advanta Partners' Interest in Other Teleservices Companies

     In connection with the Recapitalization, the Company paid to Advanta Partners an investment banking/ advisory fee of $250,000 and paid on behalf of Advanta Partners $225,000 for certain of its transaction-related expenses. The Company also entered into a five-year Management Fee Agreement with Advanta Partners pursuant to which the Company agreed to pay Advanta Partners an annual fee of $100,000 for technical and management assistance to be rendered by Advanta Partners to the Company (the "Management Agreement"). This Management Agreement was terminated upon completion of the Company's initial public offering. Fees paid under this agreement amounted to $10,440. Subsequent to the Company's initial public offering, Advanta Partners has provided consulting services to the Company pursuant to a consulting agreement and will receive annual fees of $50,000 through May 24, 2001. Advanta Partners owns substantial equity interests in two other teleservices companies.

TELESERVICES PROVIDED TO ADVANTA

     The Company has provided teleservices to Advanta, of which Mr. Rosoff is Vice Chairman and Advanta Partners is a venture capital affiliate. These services primarily are related to the marketing of insurance and credit card products. Amounts billed by the Company to Advanta equaled $608,860, $2,130,352 and $3,620,812 in fiscal 1994, 1995 and 1996, respectively.

FOUNDERS' LOANS

     The Founders have made long-term unsecured loans to the Company. Effective August 29, 1996 all of the Founders' loans were repaid in full and $5,169 of interest was remitted to the Founders' in conjunction with this debt repayment. The principal amount of this indebtedness was $125,448 and $132,975 at September 30, 1994 and 1995, respectively. In addition, the Company has advanced amounts to the Founders with respect to their personal tax obligations on an interest-free basis. The largest principal amount outstanding of such indebtedness was $74,500 at June 30, 1996. The amount of $56,117, representing the amount of outstanding indebtedness of the Company to the Founders as of June 30, 1996 less the amount of outstanding indebtedness of the Founders to the Company as of such date, was repaid in full concurrent with the payment of the Redemption Price Adjustment in August 1996.

                              GENERAL INFORMATION

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT OF FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1996. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO RICHARD C. ALTUS, CHIEF FINANCIAL OFFICER, AT THE ADDRESS OF THE COMPANY SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                 DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     Proposals of shareholders of the Company which are intended to be presented by such shareholders at the Company's 1998 Annual of Meeting of Shareholders must be received by the Company no later than September 19, 1997 and be otherwise in compliance with applicable laws and regulations in order for such proposals to be included in the Proxy Statement.

                                          By Order of the Board of Directors

                                          MARYSUE LUCCI
                                          Secretary

January 17, 1997

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                             RMH TELESERVICES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    I hereby constitute and appoint Raymond J. Hansell, MarySue Lucci Hansell, Mitchell L. Hollin and William A. Rosoff and each of them acting individually my true and lawful agents and proxies, with full power of substitution in each, to vote all shares held of record by me at the 1997 Annual Meeting of Shareholders of RMH Teleservices, Inc. to be held on February 25, 1997 and any adjournments or postponements thereof. I direct said proxies to vote as specified below.

    UNLESS OTHERWISE SPECIFIED, ALL SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED AND FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING SEPTEMBER 30, 1997. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OF POSTPONEMENT THEREOF.

    PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

1. Election of Directors

        FOR ALL NOMINEES LISTED (EXCEPT AS INDICATED                     WITHHOLD AUTHORITY
        TO THE CONTRARY BELOW)  [ ]                                      TO VOTE FOR ALL NOMINEES  [ ]

        TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME LISTED BELOW:

             David P. Madigan            William A. Rosoff

2. Proposal to Ratify the Appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year 1997.

        FOR  [ ]              AGAINST  [ ]             ABSTAIN  [ ]

                CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.

    THE UNDERSIGNED HEREBY REVOKES ALL PREVIOUS PROXIES FOR THE MEETING AND ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF RMH TELESERVICES, INC.

                                                 Date:                   , 1997
                                                      --------------------

                                                 -------------------------------
                                                          Signature

                                                 -------------------------------

                                                 NOTE: Please sign this proxy
                                                 exactly as name(s) appear in
                                                 address. When signing as
                                                 attorney-in-fact, executor,
                                                 administrator, trustee or
                                                 guardian, please add your title
                                                 as such.